                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

 [_]  Preliminary Proxy Statement

 [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

 [_]  Definitive Proxy Statement

 [_]  Definitive Additional Materials

 [X]  Soliciting Material Under Rule 14a-12

                                  Previo, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1)  Title of each class of securities to which transaction applies:

   2)  Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4)  Proposed maximum aggregate value of transaction:

   5)  Total fee paid:

 [_] Fee paid previously with preliminary materials:

 [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1)  Amount previously paid:

   2)  Form, Schedule or Registration Statement No.:

   3)  Filing Party:

   4)  Date Filed:

Contact Information:
Previo, Inc.
------------
Clifford Flowers or Sylvia Evans
(858) 793-2800

Alliant Partners
----------------
J. Thomas Bentley
(650) 325-1541


FOR IMMEDIATE RELEASE
---------------------

               PREVIO AGREES TO THE SALE OF ITS TECHNOLOGY ASSETS,
                COMPANY TO PETITION SHAREHOLDERS FOR DISSOLUTION

     -- COMPANY REDUCES EXPENSES TO A MINIMUM, PREPARES SHAREHOLDER PROXY--


SAN DIEGO -- JULY 16, 2002 -- Previo, Inc. (NASDAQ: PRVO) today announced a series of actions related to the previously announced divesture of its product lines and other assets.

     Previo has entered into a definitive agreement with Altiris, Inc. whereby the Company will sell its core technology and related non-cash assets to Altiris. The Company had previously granted to Altiris a license to all of its product lines and intellectual property and entered into a development and support services agreement through Previo's development subsidiary in Tallinn, Estonia. Previo received $500,000 in connection with the license and services agreement and will receive an additional approximately $500,000 upon the consummation of the asset sale. This series of transactions with Altiris is the most attractive overall divesture option Previo, in concert with its financial advisors, identified after an extensive effort. "We are delighted with the agreements with Altiris as they represent what we believe to be the best value to our stockholders at this time," said Tom Dilatush, Previo's CEO.

     After disappointing sales of Previo's existing products and after an extensive consideration of other strategic alternatives, including mergers or asset sales with potential business partners, Previo's Board of Directors approved the dissolution and liquidation of the Company and have directed the Company to prepare a proxy for stockholder approval of these actions. Additional details regarding the plan of



                                     -more-

Previo Agrees to the Sale of its Technology Assets
Page 2


dissolution and the timing for the distribution of cash to shareholders will be forthcoming in the proxy statement to be filed with the Securities and Exchange Commission and future press releases.

     Previo has terminated all of its U.S. employees except for a minimal staff that will handle matters related to the expected dissolution. The entire ongoing cost of the Company's Estonian subsidiary is being reimbursed by Altiris as part of the transactions described above. The Company expects to publish its quarterly earnings release and to issue the proxy statement for the proposed dissolution prior to August 15, 2002.

         As a planned part of Previo's strategic changes, Tom Dilatush has resigned as Chief Executive Officer. Mr. Dilatush has also resigned as a member of Previo's Board of Directors.

                                      # # #

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE AS WELL AS THE COMPANY'S SEC FILINGS AND WEBSITE AT WWW.PREVIO.COM CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE POSSIBLE FUTURE LICENSE OR SALE OF THE COMPANY'S ASSETS, THE COMPANY'S PROPOSED DISSOLUTION, OR OTHER POSSIBLE STRATEGIC TRANSACTIONS. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE DISCUSSED AS A RESULT OF A NUMBER OF FACTORS INCLUDING THOSE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT SEC FILINGS IN ADDITION TO RISKS THAT THE COMPANY WILL BE UNABLE TO CONSUMMATE THE ASSET SALE WITH ALTIRIS, OR ANY OTHER ASSET SALE OR OTHER TRANSACTION ON TERMS FAVORABLE TO THE COMPANY AND ITS STOCKHOLDERS OR AT ALL, COSTS ASSOCIATED WITH CARRYING OUT ANY SUCH TRANSACTIONS, OR THE RISK THAT ANY SUCH TRANSACTION MAY ADVERSELY AFFECT THE TRADING PRICE OF ITS STOCK. SOME OF THE REPORTS REFERRED TO ABOVE WERE FILED UNDER THE NAME OF STAC SOFTWARE, INC., PREVIO'S PREDECESSOR COMPANY.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Investors and security holders of Previo, Inc. are urged to read the various filings that have been filed and will be filed with the SEC, including the proxy statement that is required to be filed with respect to the transaction described above, as the filings will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Previo with the SEC at the SEC's Web site at http://www.sec.gov. The proxy statement and these other documents may also be obtained free of charge from Previo.

Previo Agrees to the Sale of its Technology Assets
Page 3


In addition to the proxy statement, Previo files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports statements or other information filed by Previo at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Previo's filings with the SEC are also available to the public from commercial document-retrieval services and at the Web Site maintained by the SEC at http://www.sec.gov.


PARTICIPANTS IN SOLICITATION

Previo, its directors, executive officers and certain other members of Previo's management and employees may be deemed to be participants in the solicitation of proxies from Previo stockholders with respect to the transactions described in this press release. Information regarding the participants is included in Previo's Form 10-K/A for filed with the SEC on January 4, 2002. This document is available free of charge at the SEC's Web site at http://www.sec.gov and from Previo.





                                      -3-